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                         Agreement of Purchase and Sale

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This  agreement  made in  Toronto  this  twenty  ninth day of June,  2000 by and between Robert Douglas and Wendy Douglas (hereinafter jointly referred to as the Sellers) and Symphony Telecom International Inc., a corporation duly organized under the laws of the State of Utah, with principal offices at 347 Bay Street, Suite 500, Toronto, Ontario, M5H 2R7 (hereinafter referred to as the Purchaser).

Whereas the sellers are the owners of all of the outstanding and issued capital stock of a telecommunications data company, Linkdata Communications London Ontario Inc., a corporation duly organized under the laws of the Province of Ontario, with offices at 171 Queens Avenue, Suite 320, London, Ontario, N6A 5J7 (hereinafter referred to as the "Corporation")

And Whereas Purchaser wishes to purchase from Sellers all of the capital stock of the Corporation, the parties hereto agree as follows:

1. Purchaser will purchase and Sellers will sell all of their shares (the "Purchased Shares") in the capital stock of the Corporation for a purchase price consisting of FOUR HUNDRED THOUSAND ($400,000.00) Dollars in cash (the "Cash Portion"); and ONE HUNDRED AND THIRTY THOUSAND (130,000) fully paid up Shares in the capital stock of Symphony Telecom International Inc. a publicly traded corporation listed on the NASDAQ-OTC Market (the "Share Portion"), (hereinafter collectively referred to as the "Purchase Price") according to the following payment schedule:

         (a) TEN THOUSAND DOLLARS ($10,000.00) paid by bank cheque as a deposit upon execution of this agreement, to be held in trust by Seller until the closing of this transaction.

         (b) TWO HUNDRED THOUSAND DOLLARS ($200,000.00) to be paid in cash or certified cheque on closing.

         (c) FORTY THOUSAND DOLLARS ($40,000.00) to be paid in cash or by bank draft within 30 days after closing.

         (d) FIFTY THOUSAND DOLLARS ($50,000.00) to be paid in cash or by bank draft within 90 days after closing.

         (e) FIFTY THOUSAND DOLLARS (50,000.000) to be paid in cash or by bank draft within 180 day after closing.

         (f) FIFTY THOUSAND DOLLARS ($50,000.00) to be paid on the one year anniversary of the closing of this transaction.

         (g) One Hundred and Thirty Thousand (130,000) Shares of Symphony Telecom International's publicly traded shares (the "Shares") to be issued to Sellers on closing. The shares will be marked "restricted securities in accordance with rule 144 of the U.S. Securities and Exchange Commission"

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         It shall be a condition of closing of this  Agreement that Ten Thousand
         (10,000) Shares of Symphony Telecom International's publicly traded shares shall have been issued by the Corporation to each of two employees of the Corporation, as designated by Sellers. The shares will be marked "restricted securities in accordance with rule 144 of the U.S. Securities and Exchange Commission"

2. Purchaser will deposit on the Closing Date, with an escrow agent and on written terms and conditions acceptable to all parties to this Agreement, sufficient collateral in the form of an irrevocable letter of credit issued by a Canadian Chartered Bank, or guaranteed certificates of deposit to secure any unpaid amounts which may be due under the payment schedule established by section of this Agreement.

3. The property to be transferred hereunder shall be conveyed by the transfer by the Sellers of all issued and outstanding shares of the Corporation to the Purchaser, the execution and registration of such instruments as are required by the Business Corporations Act of Ontario, and the delivery of the minute book and seal of the Corporation along with all records and accounts of the Corporation.

4. Purchaser agrees that this offer shall be irrevocable until 12:00 noon on Thursday June 8, 2000, after which time, if not accepted, this offer shall be null and void and all deposits shall be returned to the Purchaser without interest or deductions.

5. Completion of the sale, with payment by the purchaser and conveyances by the Sellers as agreed herein, shall take place on or before June 30, 2000 (the "Closing Date").

6. Robert Douglas and Purchaser will execute the Employment Agreement included as Schedule "A". In addition to accepting the position of Vice-President, Network Services, Robert Douglas undertakes to continue, within the provisions of Schedule "A", in the position of President of the Corporation and to oversee the integration of the operation of the Corporation into the Purchaser's organization.

7.       The Sellers  promise  and agree to convey  good,  clear and  marketable
         title  to  all  of  the   purchased   shares  free  and  clear  of  all
         encumbrances.

8. Upon execution of this agreement, the Sellers agree not to make any material change to the Corporation in any way which may affect the valuation of the Corporation, including, but not limited to the sale of assets or issuance of debt instruments without the written consent of Purchaser.

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9.       In order to  maintain  the  liquidity  of the  corporation  the Sellers agrees that the net working capital (in liquid form) should remain at a minimum of $50,000.00.

10. Sellers agree to allow Purchaser's appointed accountant access to the books of the Corporation immediately upon execution of this agreement and to co-operate with the accountant to expedite the preparation of audited financial statements for the Corporation. Purchaser shall be responsible for the expenses associated with the preparation of audited statements and Sellers represent that an audit can be readily undertaken.

11. This agreement is subject to the Sellers providing the Purchaser with access to financial statements and other relevant financial information and allowing five business days to confirm verbal representations of the Corporation. Purchaser and Sellers have the option, within that time to revoke the agreement without penalty.

12. All of the terms, representations and warranties shall survive the closing. This agreement shall bind and inure to the benefit of the Sellers and Purchaser and their respective heirs, executors, administrators, successors and assigns

13. If this agreement shall contain any term or provision which shall be invalid according to any law having jurisdiction over any material element of this agreement, or if the application of same is deemed to be invalid, then the remainder of this agreement shall not be affected thereby and shall remain in full force and effect.

14. This Agreement of Purchase and Sale is conditional for a period expiring twenty-one (21) days after the date on which this Agreement is signed by both the Purchaser and the Vendor (the "Conditional Period"), upon the solicitors for the Vendors reviewing and approving the terms and conditions of this Agreement and Schedules and, if as a result of such review, issues raised by the Vendors following such review by the solicitors, are not resolved to the mutual satisfaction of the parties within the Conditional Period, this Agreement shall be null and void and the Purchaser's deposit shall be returned to it without interest or deduction. This condition is inserted for the benefit of the Vendors and may be waived by them prior to the expiry of the Conditional Period.

15.      The closing of this Agreement of Purchase and Sale is conditional  upon
         the  Vendors  being   satisfied  in  all  respects  in  their  absolute
         discretion, with:

         (a) the terms and conditions of all agreements, certificates, declarations, undertakings, representations and warranties, arising from this Agreement of Purchase and Sale, as amended, including all schedules hereto;
         (b)      their due diligence of the Purchaser; and
         (c) the terms, conditions, and restrictions applicable to the shares of the Purchaser to be issued to them on closing as part of the consideration for the purchase of their shares in the capital stock of the Corporation.

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         This  condition  is inserted  for the benefit of the Vendors and may be waived by them in whole or in part on or before closing.

16. The Purchaser acknowledges and agrees that it is solely responsible for any media announcement relating to this conditional Agreement of Purchase and Sale. It further undertakes with the Vendor that it will not misrepresent the business operations or other information relating to the Corporation. The Purchaser indemnifies and shall save the Vendors harmless from any and all legal action, costs, damages or claims (including all legal costs on a solicitor and client basis) which arises out of any communication (whether written or oral) made by the Purchaser or its agents concerning its proposed purchase of the shares of the Vendors held in the capital stock of the Corporation.

17. The Purchaser shall, prior to closing, keep all information disclosed to it by the Vendors strictly confidential and in the event that the transactions contemplated herein are not consummated for any reason, the Purchaser covenants and agrees that, except as otherwise authorized by the Vendor, neither the Purchaser nor its representatives, agents or employees will disclose to third parties, directly or indirectly any confidential information or confidential data relating to the
         Corporation or the Business discovered by the Purchaser or its representatives as a result of the Vendor and the Corporation making available to the Purchaser and its representatives the information requested by them in connection with the transactions contemplated herein, and all information, in any form, including all electronic storage media, shall be returned forthwith to the Vendor, without retention of any copies in any form whatsoever.

18. This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario. The parties agree that the courts of the Province of Ontario will have non-exclusive jurisdiction to determine all disputes and claims arising between the parties. The parties consent to the service of process by registered mail.

         a)       In the case of the Sellers

                  Robert Douglas
                  59 Westbrook Cres

                  RR#3

                  Komoka, Ontario

                  N0L 1R0

         b)       In the case of the Purchaser

                  Symphony Telecom International Inc.
                  347 Bay Street, Suite 500,
                  Toronto, Ontario
                  M5H 2R7

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         Any demand, notice, designation,  request, proceeding or other document required or permitted hereunder shall be in writing and shall be delivered personally, or sent by registered mail, postage prepaid or by overnight courier. Any such notice shall be deemed given when so delivered personally, or if mailed, five days after the date of deposit in the United States or Canadian mails, or if delivered by overnight courier, the day after such sending, as follows:

         If to the Purchaser, to:

         Symphony Telecom International Inc.
         347 Bay Street, Suite 500
         Toronto, Ontario
         M5H 2R7

         Attention: Chief Executive Officer

         If to the Seller, to

         Robert Douglas
         59 Westbrook Cres
         RR#3
         Komoka, Ontario
         N0L 1R0

         Any party may by notice given in accordance with this section to the other party, designate another address or person for receipt of notices hereunder.

19. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. With regard to the issuance, sale or transfer of the Shares the provisions of this agreement are subject to the laws of the State of Utah and the rules and regulations of the US Securities Exchange Commission.

20. This Agreement, together with the Schedules hereto constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. No reliance is placed on any representation, opinion, advice or assertion of fact made by the Company or its directors, officers and agents to the Executive, except to the extent that the same has been reduced to writing an included as a term of this Agreement. Accordingly there shall be no liability, either in tort or contract, assessed in relation to any such representation, opinion, advice or assertion of fact. All references to any law shall be deemed also to refer to any successor provisions to such laws.

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IN WITNESS  WHEREOF the parties hereto have caused this agreement to be executed as of the date first mentioned above.

                                    SYMPHONY TELECOM INTERNATIONAL, INC.
                                    By:  /s/ Gilles A. Trahan
                                    Chairman & C.E.O

                                    By: /s/ WENDY DOUGLAS

                                    By: /s/ ROBERT DOUGLAS